Exhibit 99.1

Hercules Well Positioned to Benefit from Rising Rates and Expects to Realize

Increased Net Investment Income from the Recent FOMC Rate Increase

• ~98.2% of Hercules Existing Loan Portfolio is Priced at Floating Interest Rates

• Prime Rate has increased from 3.25% to 3.50%, per the Wall Street Journal today

• Each 25 Basis Points Rise in the Prime Rate Generates Approximately $2.0 Million, or

$0.03 per Share of Additional Net Investment Income or NII

Palo Alto, Calif., December 17, 2015– Hercules Technology Growth Capital, Inc. (NYSE: HTGC)(“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced the estimated accretive impact to its investment loan portfolio attributed to the Federal Reserve - Federal Open Market Committee’s (“FOMC”) increase in the federal funds rate by 25 basis points, or 0.25%. Hercules anticipates each 25 basis points increase in the Prime Rate will contribute approximately $2.0 million, or $0.03 per share, of net investment income per annum. As of September 30, 2015, 98.2% of Hercules’ loan investment portfolio of $1.1 billion was primarily priced at PRIME or LIBOR-based floating interest rates, while 100% of the Company’s outstanding debt obligations have a fixed rate of interest, well positioned Hercules for additional future rate increases. The expected net investment income benefit is expected to be realized beginning in Q1 2016.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2015, the following table illustrates the approximate annualized increase in components of net income resulting from hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in the Company’s investments and borrowings.

(in thousands) Basis Point Increase (1)	Interest Income (2)	Interest Expense	Net Income	EPS(2)
25	$2,382.00	$370.00	$2,012.00	$0.03
50	$4,764.00	$394.00	$4,370.00	$0.06
75	$7,146.00	$418.00	$6,728.00	$0.10
100	$9,528.00	$442.00	$9,086.00	$0.13
200	$19,506.00	$538.00	$18,968.00	$0.28
300	$30,278.00	$633.00	$29,645.00	$0.43

(1)	A decline in interest rates would not have a material impact on our Consolidated Financial Statements.
(2)	EPS calculated on basic weighted shares outstanding of 68,897.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.6 billion to over 325 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition to the Notes which trade on the NYSE under the symbol “HTGY”, Hercules has two outstanding bond issuances of 7.00% Senior Notes due April 2019 and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the Securities and Exchange Commission. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

(650) 433-5578 HT-HN

mhara@htgc.com